Exhibit 10.14

PROMISSORY NOTE

Loan Amount: $300,000	August 19th, 2019

FOR CASH RECEIVED, HYLETE, INC. (“Maker”) promises to pay Steelpoint Co- Investment Fund, LLC (the “Payee”), in lawful money of the United States of America the principal amount of $300,000 (the “Loan Amount”), together with interest in accordance with the provisions hereof (this “Note”).

1.                   DEFINITIONS. For purposes hereof the following terms shall have the meanings ascribed to them below:

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed. If any payment of interest or principal under this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day.

“Maturity Date” shall mean the earlier of: (i) Maker’s Initial Public Offering (“IPO”) (or any other type of direct prospectus or registered offering transaction) that results in the Company or its successor becoming “public” and any class of its securities are quoted or traded in any exchange or quotation system in the United States of America shall have been consummated; or (ii) December 31st, 2019.

“Principal Sum” shall refer to the sum of (i) the original Loan Amount of this Note, and (ii) all accrued but unpaid interest hereunder.

2.                   PAYMENTS.

2.1                Interest. Interest shall accrue on the Loan Amount at annual rate of twenty percent (20.0%) per annum calculated on a three-hundred and sixty-five (365) day basis.

2.2                Repayment Date. Within thirty-days (30 days) of the Maturity Date, the entire Principal Sum, less any payments made hereunder, shall become due and payable, unless otherwise mutually agreed upon by both Maker and Payee.

2.3                Method of Payment. Any payment of Principal Sum owed to Payee hereunder shall be made by electronic transfer to such account as Payee shall designate to Maker in writing.

2.4                Prepayment. Maker may prepay all or any portion of the Loan Amount without premium or penalty, provided that Maker shall pay to Payee the then total amount of accrued but unpaid interest.

2.5                Late Fee. If any portion of the Principal Sum has not been repaid within thirty (30) days after the Maturity Date, this Note shall incur a late charge of five percent (5%) of the then outstanding Principal Sum. Any such payment due under this Section shall be made by electronic transfer to such account as Payee shall designate to Maker in writing.

3.                   GENERAL PROVISIONS.

3.1                Governing Law. This Note is governed by the laws of the State of California without regard to conflicts of laws principles thereof.

3.2                Parties in Interest. This Note is binding on and shall inure to the benefit of the parties hereto and each of their successors and assigns provided however this Note may not be assigned by Payee without the prior written consent of the Maker.

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3.3                Construction. The headings of sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof’ and “hereunder” and similar references refer to this note in its entirety and not to any specific section or subsection hereof. This Note shall be deemed to have been drafted by all parties hereto and, in the event of a dispute, no party hereto shall be entitled to claim that any provision should be construed against any other party by reason of the fact that it was drafted by one particular party.

3.4                Seniority. This Note shall be junior and subordinate to debt owed by the Maker to Black Oak and Chung Family Trust and be senior to any dividends payable to holders of preferred stock issued by the Maker.

3.5                Legal Fees. In the event of any litigation concerning this Note, including actions or proceedings to enforce this Note, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs from the other party.

3.6                Arbitration. Any controversy or claim arising out of or relating to this Agreement or the making, performance, or interpretation of it, shall be settled by binding arbitration under the commercial arbitration rules of JAMS (Judicial and Medication Service) then existing. Any proceeding shall take place in San Diego County, California or a mutually agreed venue. Judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. All the provisions of California Code of Civil Procedure Section 1283.05 shall be conclusively deemed to be incorporated herein and made a part hereof, and shall be applicable to this agreement to arbitrate.

3.7                Notices. All notices under this Note shall be in writing. Any such notice may be served personally, transmitted by email, addressed as indicated below, or to such other address as such party may designate by written notice as provided herein. Any such communication shall be deemed effective upon personal delivery, upon confirmed receipt of notice transmitted by e-mail in accordance with this section.

If to Payee: James Caccavo EMAIL: jim@steelpointcp.com

If to Maker: Ron Wilson, CEO EMAIL: rwilson@hylete.com

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IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first above stated.

HYLETE, INC.

By: /s/ Ron L. Wilson, II

Name: Ron L. Wilson, II

Title: CEO

[Signature Page to Promissory Note.]

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